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EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the Registration Statements (Form S-3, No. 333-13363, Form S-3, No. 333-03205, Form S-8, No. 333-81863, and Form S-8, No. 333-81865) of The Mills Corporation and in the related Prospectuses of our report dated February 20, 2001, except for the fourth paragraph of Note 1, as to which the date is August 6, 2001, with respect to the consolidated financial statements and schedule of The Mills Corporation included in the Annual Report (Form 10-K/A) for the year ended December 31, 2000 filed with the Securities and Exchange Commission on August 13, 2001.

/s/ ERNST & YOUNG LLP

McLean, Virginia
August 10, 2001

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CONSENT OF INDEPENDENT AUDITORS